EXHIBIT 99.1

ADTRAN, INC.

REPORTS FIRST QUARTER 2003 RESULTS

HUNTSVILLE, Ala., April 15, 2003—ADTRAN, Inc. (NASDAQ:ADTN) reported results for the first quarter ended March 31, 2003. Sales were $86,223,000 for the quarter compared to $83,342,000 for the first quarter of 2002.

Net income increased 143% to $10,539,000 for the quarter compared to $4,341,000 for the first quarter of 2002. Earnings per share, assuming dilution, were $0.27 for the quarter compared to $0.11 for the first quarter of 2002. Gross margins were 54.6% for the quarter compared to 47.2% in the first quarter of 2002. Net cash provided by operating activities totaled $12 million for the quarter. Cash and marketable securities, net of debt, totaled $286 million at quarter-end.

ADTRAN Chairman and Chief Executive Officer Mark Smith stated, “Our increase in revenue over the prior year’s first quarter was the result of new product sales and market share expansion of existing products. Access routers, DSLAMS and optical access products broaden our product portfolio. This commitment to new product development augmented by our financial strength and strong operating model continues to strengthen our competitive posture, particularly during a very difficult market environment. Continued concerns over geopolitical proceedings and the economy may persist to dampen customer spending decisions; however, we remain confident of continued market share gains in current and new markets during this time of uncertainty, and beyond.”

There will be a conference call today at 10:30 a.m. Eastern Time to discuss our first quarter 2003 financial results. To listen to the webcast of this conference call, visit our Investor Relations page at http://www.adtran.com approximately 10 minutes before the start of the call and click on the conference call link provided. As indicated in our press release of April 7, 2003, an online replay of the webcast of the conference call, as well as the text of this release, will also be available on the Investor Relations page of our website at http://www.adtran.com for at least 12 months following the date of this release.

ADTRAN, Inc. is an established supplier of advanced transmission products that provide users access to today’s expansive telecommunications networks. Widely deployed in carrier, enterprise and global networks worldwide, ADTRAN products support all major digital access technologies. ADTRAN equipment is widely deployed by major Incumbent Local Exchange Carriers, Inter-exchange Carriers, ISPs, Competitive Service Providers, international service providers, public and private enterprises, and original equipment manufacturers.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2002. Such risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet

March 31, 2003

Unaudited

(Dollars in thousands)

March 31, 2003
Assets
Cash and cash equivalents	$138,678
Short-term investments	$39,566
Accounts receivable (net)	$49,232
Other receivables	$4,252
Inventory, net	$37,382
Prepaid expenses and other current assets	$6,414

Total current assets	$275,524

Equipment (net)	$31,765
Land	$4,263
Bldg. & land improvements (net)	$67,224
Other assets	$486

Deferred tax assets	$4,836
Long-term investments	$158,865

Total Assets	$542,963

Liabilities and stockholders’ equity
Accounts payable	$19,949
Accrued wages and benefits	$8,514
Accrued income taxes	$6,133
Accrued liabilities	$2,274

Total current liabilities	$36,870

Deferred tax liabilities	$5,146
Long term debt	$50,000

Total long term liabilities	$55,146

Total Liabilities	$92,016

Stockholders’ equity	$450,947

Total liabilities and stockholders’ equity	$542,963

Condensed Statements of Income

For the periods ending 3/31/03 and 3/31/02

(Dollars in thousands, except per share data)

	First Quarter 2003	First Quarter 2002
Sales	$86,223	$83,342
Cost of sales	39,149	43,983

Gross profit	47,074	39,359

Selling, general and administrative expenses	20,152	20,790
Research and development expenses	14,271	13,834

Profit from operations	12,651	4,735

Interest expense	(660)	(690)
Other income (primarily interest)	2,854	1,984

Income before income taxes	14,845	6,029
Provision for income taxes	(4,306)	(1,688)

Net income	$10,539	$4,341

Weighted average shares outstanding assuming dilution (1)	38,961,790	38,760,293

Earnings per common share—assuming dilution (1)	$0.2705	$0.1120

Earnings per common share	$0.2803	$0.1126

(1)	Assumes exercise of dilutive stock options calculated under the treasury stock method

CONTACT:

Jim Matthews

Senior Vice President/CFO

256-963-8775

INVESTOR SERVICES/ASSISTANCE:

Charlene Little

256-963-8611

Cathy Bartels

256-963-8220